Exhibit 99.1


                    Sono-Tek Announces Third Quarter Earnings


(January 6, 2006-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,670,586 for the three months ended November 30, 2005. Sales volume for the third quarter compares favorably with sales of $1,579,780 in the second quarter. For the nine months ended November 30, 2005, the Company reported sales of $5,082,730, an increase of 16% or $691,077 compared to sales of $4,391,653 for the same period of last year. The Company's sales levels are increasing as the result of continued new product development efforts and related marketing thrusts, and expansion into international markets.

Net income for the three and nine month periods ended November 30, 2005 was $280,203 and $666,378, respectively, compared to $248,942 and $590,666, respectively for prior year periods. Net income increased by 13% for the nine month period ended November 30, 2005 when compared to the same period last year. Net income increased by 13% for the three month period ended November 30, 2005 when compared to the same period last year.

The balance sheet is improved from last year at this time with working capital of $3,078,237 at November 30, 2005 versus $1,115,211 at November 30, 2004.
Shareholders' equity increased to $3,594,784 at November 30, 2005 from $1,341,896 at November 30, 2004, an increase of $2,252,888 or 167%.

The Company's equity was further increased when Empire State Development (a New York State Agency), Small Business Technology Investment Fund, increased its investment in the Company by an additional $250,000. The investment took place in January 2006 and increases shareholders' equity to approximately $3,844,784.

As discussed in a recent shareholder letter, Dr. Christopher L. Coccio emphasized that last year, we began to place increasing importance on developing new markets overseas in places such as China, India, Southeast Asia, Europe, and Eastern Europe. Over the last twelve months, we have more than doubled the number of countries where we have an established sales distribution channel. We can now be considered a Company with a truly international presence. The initial investment in time and money is high when entering new geographic territories, but we are already seeing payback for our efforts, with sales being made in almost every country in these new markets. We also have entered into relationships with a company in India and one in China, that promise to add to our product basket in a very cost effective way. Geographic market expansion is as important as the development of new product offerings in creating future growth for Sono-Tek. We plan to continue both of these activities in the coming year.


For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                              Sono-Tek Corporation
                             Selected Financial Data
                                    Unaudited

                                  Nine Months Ended November 30,   Three Months Ended November 30,
                                  ------------------------------   -------------------------------
                                        2005          2004                2005          2004
                                  ------------------------------   -------------------------------

Net Sales                            $5,082,730    $4,391,653          $1,670,586    $1,670,284

Net Income                             $666,378      $590,666            $280,203      $248,942

Basic Earnings Per Share -                $0.05         $0.05               $0.02         $0.02

Diluted Earnings Per Share -              $0.05         $0.05               $0.02         $0.02

Weighted Average Shares - Basic      14,111,339    11,134,960          14,048,236    11,378,017

Weighted Average Shares - Diluted    14,417,106    13,014,931          14,163,279    13,297,293